UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2005

KVH Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)

05-0420589

(IRS Employer Identification No.)

50 Enterprise Center Middletown, RI	02842
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 847-3327

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 8, 2005, the Board of Directors (the “Board”) of KVH Industries, Inc. (the “Company”) amended the Company’s Amended and Restated 1996 Employee Stock Purchase Plan (the “Plan.”) Among other technical changes, the Plan was amended to provide that the option price for shares of common stock purchased under the Plan will be equal to 85% of the fair market value of the common stock at the end of the offering period, rather than the lower of such amount or 85% of the fair market value of the common stock at the beginning of the offering period.

On December 9, 2005, the Compensation Committee of the Board of Directors (the “Committee”) accelerated the vesting of existing “out-of-the-money” stock options that have exercise prices per share equal to or greater than ten percent (10%) above the closing market price on December 8, 2005. On such date, the closing market price was $9.93. Accordingly, options to purchase approximately 271,000 shares of the Company’s common stock became exercisable on December 9, 2005 as a result of this acceleration. These options have exercise prices ranging from $10.99 to $17.62 per share. The decision to accelerate the vesting of these stock options was made primarily to reduce the cumulative non-cash compensation expense that would have been recorded in the Company’s Statement of Operations in future periods as a result of the adoption of FAS 123(R).

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1	KVH Industries, Inc. Amended and Restated 1996 Employee Stock Purchase Plan (furnished pursuant to Item 1.01).

10.2	Written Description of Option Acceleration on December 9, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KVH INDUSTRIES, INC.

Date: December 13, 2005	BY:	/S/ PATRICK J. SPRATT
Patrick J. Spratt Chief Financial Officer

EXHIBIT INDEX	EXHIBIT DESCRIPTION

10.1	KVH Industries, Inc. Amended and Restated 1996 Employee Stock Purchase Plan (furnished pursuant to Item 1.01).

10.2	Written Description of Option Acceleration on December 9, 2005.